Exhibit 99

Dollar General Corporation Reports Second Quarter 2017 Financial Results

  Net Sales Increased 8.1%; Same-Store Sales Increased 2.6%
  Diluted Earnings Per Share of $1.08, Including Approximately $0.02 Charge Primarily for Lease Termination Costs
  $306 Million of Capital Returned to Shareholders Year to Date Through the Second Quarter
  Board of Directors Declares Third Quarter 2017 Dividend
  Company Updates Fiscal 2017 Diluted Earnings per Share Guidance to $4.35 to $4.50 from $4.25 to $4.50

GOODLETTSVILLE, Tenn.--(BUSINESS WIRE)--August 31, 2017--Dollar General Corporation (NYSE: DG) today reported financial results for its fiscal 2017 second quarter (13 weeks) ended August 4, 2017.

“I am pleased with our results at this point in the year. For the quarter, same-store sales grew 2.6%, driven by an increase in our average transaction amount and, importantly, positive customer traffic. In a dynamic retail and consumer landscape, we continue to make targeted investments in our business to execute on our focused strategic and operating initiatives which we believe will contribute to sustainable improvement over time,” said Todd Vasos, Dollar General’s chief executive officer.

Second Quarter 2017 Highlights

Net sales increased 8.1 percent to $5.83 billion in the 2017 second quarter compared to $5.39 billion in the 2016 second quarter. Same-store sales increased 2.6 percent, attributable to increases in average transaction amount and customer traffic. Same-store sales increases were driven by positive results in the consumables and seasonal categories, partially offset by negative results in the home products and apparel categories. In total, same-store sales results in non-consumables categories were positive. The net sales increase was also positively affected by sales from new stores, modestly offset by sales from closed stores.

Gross profit, as a percentage of net sales, was 30.7 percent in the 2017 second quarter, a decrease of 47 basis points from the 2016 second quarter. The gross profit rate decrease was primarily attributable to higher markdowns, primarily for promotional activities, a greater proportion of sales of consumables, which generally have a lower gross profit rate than other product categories, and sales of lower margin products comprising a higher proportion of consumables sales. Partially offsetting these items were higher initial inventory markups and an improved rate of inventory shrink.

Selling, general and administrative expense (“SG&A”) as a percentage of net sales was 22.3 percent in the 2017 second quarter compared to 21.7 percent in the 2016 second quarter, an increase of 51 basis points. The SG&A increase was primarily attributable to increased retail labor expenses, primarily as a result of the Company’s investment in store manager compensation, and increased occupancy costs, each of which increased at a rate greater than the increase in net sales. The Company also recorded incremental expenses related to the acquisition of store locations from a small-box multi-price point retailer (the “Acquired Stores”) as set forth under “Acquisition” below, primarily for lease termination costs. Partially offsetting these increased expenses were lower waste management costs primarily resulting from the Company’s recycling efforts and reductions in advertising costs and in workers’ compensation expenses.

The Company’s net income was $295 million, or $1.08 per diluted share, in the 2017 second quarter, compared to net income of $307 million, or $1.08 per diluted share, in the 2016 second quarter. Included in diluted earnings per share for the 2017 second quarter was an approximate $0.02 charge primarily for the lease termination costs related to the Acquired Stores.

The effective income tax rate was 37.2 percent for the 2017 second quarter compared to a rate of 36.8 percent for the 2016 second quarter. The effective income tax rate was higher in the 2017 second quarter due primarily to the recognition of a tax benefit in the 2016 period associated with stock-based compensation that did not reoccur to the same extent in the 2017 period.

26-Week Period Highlights

For the 2017 26-week period ended August 4, 2017, net sales increased 7.3 percent over the comparable 2016 period to $11.4 billion. Same-store sales increased 1.7 percent, primarily due to an increase in average transaction amount, accompanied by customer traffic that was essentially unchanged as compared to the 2016 26-week period. When compared to the 2016 26-week period, same-store sales increases were driven by positive results in the consumables and seasonal categories and results that were essentially unchanged as compared to the prior year in the apparel category, partially offset by negative results in the home products category. The net sales increase was also positively affected by sales from new stores, modestly offset by sales from closed stores.

Gross profit, as a percentage of net sales, was 30.5 percent in the 2017 26-week period, a decrease of 40 basis points from the comparable 2016 period. The gross profit rate decrease in the 2017 period as compared to the 2016 period was primarily attributable to higher markdowns, primarily for promotional and inventory clearance activities, a greater proportion of sales of consumables, which generally have a lower gross profit rate than other product categories, and sales of lower margin products comprising a higher proportion of consumables sales. Partially offsetting these items were higher initial inventory markups and an improved rate of inventory shrink.

SG&A was 22.1 percent of net sales in the 2017 26-week period compared to 21.6 percent in the comparable 2016 period, an increase of 43 basis points. The SG&A increase was primarily attributable to increased retail labor expenses, primarily as a result of the Company’s investment in store manager compensation, and increased occupancy costs, each of which increased at a rate greater than the increase in net sales. The Company also recorded incremental expenses related to the Acquired Stores, primarily for lease termination costs. Partially offsetting these increased expenses were a reduction in advertising costs and lower waste management costs primarily resulting from the Company’s recycling efforts.

For the 2017 26-week period, the Company reported net income of $574 million, or $2.09 per diluted share, compared to net income of $602 million, or $2.11 per diluted share, for the 26-week 2016 period. Included in diluted earnings per share for the 2017 26-week period was an approximate $0.02 charge primarily for the lease termination costs related to the Acquired Stores.

The effective income tax rate for the 2017 26-week period was 37.2 percent compared to a rate of 36.1 percent for the comparable 2016 period. The effective income tax rate was higher in the 2017 26-week period due primarily to the recognition of a tax benefit in the 2016 period associated with stock-based compensation that did not reoccur to the same extent in the 2017 period.

Merchandise Inventories

As of August 4, 2017, total merchandise inventories, at cost, were $3.46 billion compared to $3.27 billion as of July 29, 2016, a decrease of 1.0 percent on a per-store basis.

Capital Expenditures

Total additions to property and equipment in the 2017 26-week period were $314 million, including: $126 million for improvements, upgrades, remodels and relocations of existing stores; $90 million for distribution and transportation-related capital expenditures; $81 million related to new leased stores, primarily for leasehold improvements, fixtures and equipment; and $13 million for information systems upgrades and technology-related projects.

During the 2017 26-week period, the Company opened 574 new stores and remodeled or relocated 555 stores.

Share Repurchases

During the 2017 second quarter, the Company repurchased 1.0 million shares of its common stock under its share repurchase program at an average price of $71.92 per share. For the 2017 26-week period, the Company repurchased 2.3 million shares of its common stock under the share repurchase program at an average price of $71.34 per share. From the inception of the share repurchase program in December 2011 through the end of the 2017 second quarter, the Company has repurchased 76.7 million shares of its common stock at an average price of $61.71 per share, for a total cost of $4.7 billion. The total remaining authorization for future repurchases was approximately $770 million at the end of the 2017 second quarter. The authorization has no expiration date.

Dividend

On August 30, 2017, the Board of Directors declared a quarterly cash dividend of $0.26 per share on the Company’s common stock, payable on October 24, 2017 to shareholders of record at the close of business on October 10, 2017.

Acquisition

On June 12, 2017, the Company finalized the purchase of the Acquired Stores, resulting in a net increase of approximately 285 new stores in 35 states. The Company plans to convert these store sites to the Dollar General banner by the end of November 2017.

Financial Outlook

For the 52-week fiscal year ending February 2, 2018 (“fiscal 2017”), and including the anticipated conversion timeframe discussed above under “Acquisition,” the Company is updating its financial guidance issued on June 1, 2017.

The Company now expects fiscal 2017 GAAP diluted earnings per share of $4.35 to $4.50, compared with prior guidance of $4.25 to $4.50. Although the Company continues to forecast fiscal 2017 same-store sales growth of slightly positive to an increase of two percent, the Company currently expects that results will be towards the upper end of such range. The Company continues to forecast fiscal 2017 net sales to increase by approximately five to seven percent. Expected capital expenditures for fiscal 2017 remain between $715 million and $765 million.

Share repurchases for fiscal 2017 continue to be forecasted at approximately $450 million.

For fiscal 2017, assuming the conversion of the Acquired Stores discussed above under “Acquisition,” the Company plans to open approximately 1,285 new stores, which includes the originally forecasted approximate 1,000 locations plus the net Acquired Stores, in addition to remodeling or relocating 760 stores.

The Company’s financial outlook does not reflect any potential impact from disaster-related expenses, including fixed asset and inventory impairment losses, related to Hurricane Harvey, given the assessment of damage is still in process.

Conference Call Information

The Company will hold a conference call on Thursday, August 31, 2017 at 9:00 a.m. CT/10:00 a.m. ET, hosted by Todd Vasos, chief executive officer, and John Garratt, chief financial officer. If you wish to participate, please call (877) 868-1301 at least 10 minutes before the conference call is scheduled to begin. The conference ID is 51917790. The call will also be broadcast live online at www.dollargeneral.com under “Investor Information, News & Events, Events & Presentations.” A replay of the conference call will be available through Thursday, September 14, 2017, and will be accessible online or by calling (855) 859-2056. The conference ID for the replay is 51917790.

Forward-Looking Statements

This press release contains forward-looking information, including statements regarding the Company’s outlook, plans and intentions, including, but not limited to, statements made within the quotations of Mr. Vasos and in the sections entitled “Acquisition” and “Financial Outlook”. A reader can identify forward-looking statements because they are not limited to historical fact or they use words such as “outlook,” “may,” “will,” “should,” “could,” “would,” “believe,” “anticipate,” “plan,” “expect,” “estimate,” “forecast,” “confident,” “opportunities,” “goal,” “prospect,” “positioned,” “intend,” “committed,” “continue,” “looking ahead,” “going forward,” “focused on,” or “will likely result,” and similar expressions that concern the Company’s strategy, plans, intentions or beliefs about future occurrences or results. These matters involve risks, uncertainties and other factors that may cause the actual performance of the Company to differ materially from that which the Company expected. Many of these statements are derived from the Company’s operating budgets and forecasts as of the date of this release, which are based on many detailed assumptions that the Company believes are reasonable. However, it is very difficult to predict the effect of known factors on the Company’s future results, and the Company cannot anticipate all factors that could affect future results that may be important to an investor. All forward-looking information should be evaluated in the context of these risks, uncertainties and other factors. Important factors that could cause actual results to differ materially from the expectations expressed in or implied by such forward-looking statements include, but are not limited to:

  economic conditions and other economic factors, including their effect on employment levels, consumer demand, customer traffic, customer disposable income, credit availability and spending patterns, inflation, commodity prices, fuel prices, interest rates, exchange rate fluctuations and the cost of goods;
  failure to successfully execute the Company’s strategies and initiatives, including those relating to merchandising, marketing, real estate, sourcing, shrink, private brand, distribution and transportation, store operations, store formats, budgeting and expense reduction, and technology;
  failure to open, relocate and remodel stores profitably and on schedule, as well as failure of the Company’s new store base to achieve sales and operating levels consistent with the Company’s expectations;
  effective response to competitive pressures and changes in the competitive environment and the markets where the Company operates, including, but not limited to, consolidation and omnichannel shopping;
  levels of inventory shrinkage;
  failure to successfully manage inventory balances;
  disruptions, unanticipated or unusual expenses or operational failures in the Company’s supply chain including, without limitation, a decrease in transportation capacity for overseas shipments, increases in transportation costs (including increased fuel costs and carrier rates or driver wages), work stoppages or other labor disruptions that could impede the receipt of merchandise, or delays in constructing or opening new distribution centers;
  risks and challenges associated with sourcing merchandise from suppliers, including, but not limited to, those related to international trade;
  risks and challenges associated with the Company’s private brands, including, but not limited to, the Company’s level of success in gaining and maintaining broad market acceptance of its private brands;
  unfavorable publicity or consumer perception of the Company’s products, including, but not limited to, related product liability;
  the impact of changes in or noncompliance with governmental laws and regulations (including, but not limited to, environmental compliance, product safety, food safety, information security and privacy, and labor and employment laws, as well as tax laws, the interpretation of existing tax laws, or the Company’s failure to sustain its reporting positions negatively affecting the Company’s tax rate) and developments in or outcomes of private actions, class actions, administrative proceedings, regulatory actions or other litigation;
  incurrence of material uninsured losses, excessive insurance costs or accident costs;
  natural disasters, unusual weather conditions, pandemic outbreaks, terrorist acts and geo-political events;
  failure to maintain the security of information that the Company holds, whether as a result of cybersecurity attacks or otherwise;
  damage or interruption to the Company’s information systems or failure of technology initiatives to deliver desired or timely results;
  ability to attract, train and retain qualified employees, while controlling labor costs (including effects of potential federal or state regulatory changes related to overtime exemptions, if implemented) and other labor issues;
  loss of key personnel, inability to hire additional qualified personnel or disruption of executive management as a result of retirements or transitions;
  seasonality of the Company’s business;
  deterioration in market conditions, including market disruptions, limited liquidity and interest rate fluctuations, or a lowering of the Company’s credit ratings;
  new accounting guidance, or changes in the interpretation or application of existing guidance, such as changes to guidance related to leases, revenue recognition and intra-company transfers;
  the factors disclosed under “Risk Factors” in the Company’s most recent Annual Report on Form 10-K; and
  such other factors as may be discussed or identified in this press release.

All forward-looking statements are qualified in their entirety by these and other cautionary statements that the Company makes from time to time in its SEC filings and public communications. The Company cannot assure the reader that it will realize the results or developments the Company anticipates or, even if substantially realized, that they will result in the consequences or affect the Company or its operations in the way the Company expects. Forward-looking statements speak only as of the date made. The Company undertakes no obligation, and specifically disclaims any duty, to update or revise any forward-looking statements to reflect events or circumstances arising after the date on which they were made, except as otherwise required by law. As a result of these risks and uncertainties, readers are cautioned not to place undue reliance on any forward-looking statements included herein or that may be made elsewhere from time to time by, or on behalf of, the Company.

About Dollar General Corporation

Dollar General Corporation has been delivering value to shoppers for over 75 years. Dollar General helps shoppers Save time. Save money. Every day!® by offering products that are frequently used and replenished, such as food, snacks, health and beauty aids, cleaning supplies, basic apparel, housewares and seasonal items at low everyday prices in convenient neighborhood locations. Dollar General operated 14,000 stores in 44 states as of August 19, 2017. In addition to high quality private brands, Dollar General sells products from America's most-trusted manufacturers such as Clorox, Energizer, Procter & Gamble, Hanes, Coca-Cola, Mars, Unilever, Nestle, Kimberly-Clark, Kellogg's, General Mills, and PepsiCo. For more information on Dollar General, please visit www.dollargeneral.com.

DOLLAR GENERAL CORPORATION AND SUBSIDIARIES
Condensed Consolidated Balance Sheets
(In thousands)

	(Unaudited)
	August 4	July 29	February 3
	2017	2016	2017
ASSETS
Current assets:
Cash and cash equivalents	$214,173	$185,033	$187,915
Merchandise inventories	3,463,004	3,270,685	3,258,785
Income taxes receivable	44,255	22,985	11,050
Prepaid expenses and other current assets	258,559	229,348	220,021
Total current assets	3,979,991	3,708,051	3,677,771
Net property and equipment	2,574,816	2,349,119	2,434,456
Goodwill	4,338,589	4,338,589	4,338,589
Other intangible assets, net	1,200,537	1,200,816	1,200,659
Other assets, net	26,891	20,795	20,823
Total assets	$12,120,824	$11,617,370	$11,672,298

LIABILITIES AND SHAREHOLDERS' EQUITY
Current liabilities:
Current portion of long-term obligations	$401,402	$501,548	$500,950
Accounts payable	1,880,668	1,720,772	1,557,596
Accrued expenses and other	521,027	474,426	500,866
Income taxes payable	3,658	22,660	63,393
Total current liabilities	2,806,755	2,719,406	2,622,805
Long-term obligations	2,683,105	2,556,464	2,710,576
Deferred income taxes	659,844	647,372	652,841
Other liabilities	284,025	280,767	279,782
Total liabilities	6,433,729	6,204,009	6,266,004

Commitments and contingencies

Shareholders' equity:
Preferred stock	-	-	-
Common stock	239,101	246,983	240,811
Additional paid-in capital	3,166,518	3,136,683	3,154,606
Retained earnings	2,286,060	2,035,101	2,015,867
Accumulated other comprehensive loss	(4,584)	(5,406)	(4,990)
Total shareholders' equity	5,687,095	5,413,361	5,406,294
Total liabilities and shareholders' equity	$12,120,824	$11,617,370	$11,672,298

DOLLAR GENERAL CORPORATION AND SUBSIDIARIES
Condensed Consolidated Statements of Income
(In thousands, except per share amounts)
(Unaudited)

	For the Quarter Ended
	August 4	% of Net	July 29	% of Net
	2017	Sales	2016	Sales
Net sales	$5,828,305	100.00%	$5,391,891	100.00%
Cost of goods sold	4,037,783	69.28	3,710,124	68.81
Gross profit	1,790,522	30.72	1,681,767	31.19
Selling, general and administrative expenses	1,297,376	22.26	1,172,670	21.75
Operating profit	493,146	8.46	509,097	9.44
Interest expense	23,748	0.41	24,352	0.45
Income before income taxes	469,398	8.05	484,745	8.99
Income tax expense	174,615	3.00	178,227	3.31
Net income	$294,783	5.06%	$306,518	5.68%

Earnings per share:
Basic	$1.08		$1.08
Diluted	$1.08		$1.08
Weighted average shares outstanding:
Basic	273,690		283,130
Diluted	274,132		284,116

	For the 26 Weeks Ended
	August 4	% of Net	July 29	% of Net
	2017	Sales	2016	Sales
Net sales	$11,437,930	100.00%	$10,657,323	100.00%
Cost of goods sold	7,948,425	69.49	7,362,942	69.09
Gross profit	3,489,505	30.51	3,294,381	30.91
Selling, general and administrative expenses	2,522,564	22.05	2,304,541	21.62
Operating profit	966,941	8.45	989,840	9.29
Interest expense	48,752	0.43	48,433	0.45
Other (income) expense	3,502	0.03	-	0.00
Income before income taxes	914,687	8.00	941,407	8.83
Income tax expense	340,415	2.98	339,765	3.19
Net income	$574,272	5.02%	$601,642	5.65%

Earnings per share:
Basic	$2.09		$2.11
Diluted	$2.09		$2.11
Weighted average shares outstanding:
Basic	274,191		284,508
Diluted	274,674		285,547

DOLLAR GENERAL CORPORATION AND SUBSIDIARIES
Condensed Consolidated Statements of Cash Flows
(In thousands)
(Unaudited)

	For the 26 Weeks Ended
	August 4	July 29
	2017	2016
Cash flows from operating activities:
Net income	$574,272	$601,642
Adjustments to reconcile net income to net cash from operating activities:
Depreciation and amortization	197,616	186,942
Deferred income taxes	6,750	7,159
Loss on debt retirement	3,502	-
Noncash share-based compensation	16,839	19,488
Other noncash (gains) and losses	11,359	2,081
Change in operating assets and liabilities:
Merchandise inventories	(205,385)	(191,682)
Prepaid expenses and other current assets	(43,240)	(34,535)
Accounts payable	292,074	213,767
Accrued expenses and other liabilities	26,751	15,135
Income taxes	(92,940)	(26,352)
Other	(1,368)	(311)
Net cash provided by (used in) operating activities	786,230	793,334

Cash flows from investing activities:
Purchases of property and equipment	(314,050)	(267,812)
Proceeds from sales of property and equipment	343	2,426
Net cash provided by (used in) investing activities	(313,707)	(265,386)

Cash flows from financing activities:
Issuance of long-term obligations	599,556	-
Repayments of long-term obligations	(750,584)	(816)
Net increase (decrease) in commercial paper outstanding	25,000	-
Borrowings under revolving credit facilities	-	1,583,000
Repayments of borrowings under revolving credit facilities	-	(1,497,000)
Costs associated with issuance and retirement of debt	(9,524)	-
Repurchases of common stock	(163,736)	(454,508)
Payments of cash dividends	(142,339)	(142,161)
Other equity and related transactions	(4,638)	10,623
Net cash provided by (used in) financing activities	(446,265)	(500,862)

Net increase (decrease) in cash and cash equivalents	26,258	27,086
Cash and cash equivalents, beginning of period	187,915	157,947
Cash and cash equivalents, end of period	$214,173	$185,033

Supplemental cash flow information:
Cash paid for:
Interest	$41,356	$44,581
Income taxes	$425,278	$359,202
Supplemental schedule of non-cash investing and financing activities:
Purchases of property and equipment awaiting processing for payment, included in Accounts payable	$69,912	$44,800

DOLLAR GENERAL CORPORATION AND SUBSIDIARIES
Selected Additional Information
(Unaudited)

Sales by Category (in thousands)

	For the Quarter Ended
	August 4	July 29
	2017	2016	% Change
Consumables	$4,484,359	$4,116,450	8.9%
Seasonal	717,993	673,953	6.5%
Home products	327,648	315,598	3.8%
Apparel	298,305	285,890	4.3%
Net sales	$5,828,305	$5,391,891	8.1%

	For the 26 Weeks Ended
	August 4	July 29
	2017	2016	% Change
Consumables	$8,799,872	$8,155,647	7.9%
Seasonal	1,380,631	1,297,803	6.4%
Home products	660,798	638,446	3.5%
Apparel	596,629	565,427	5.5%
Net sales	$11,437,930	$10,657,323	7.3%

Store Activity

		For the 26 Weeks Ended
		August 4	July 29
		2017	2016

Beginning store count		13,320	12,483
New store openings		574	510
Store closings		(29)	(26)
Net new stores		545	484
Ending store count		13,865	12,967
Total selling square footage (000's)		103,029	96,125
Growth rate (square footage)		7.2%	6.4%

CONTACTS
Dollar General Corporation
Investor Contacts:
Mary Winn Pilkington, 615-855-5536
or
Kevin Walker, 615-855-4954
or
Media Contact:
Crystal Ghassemi, 615-855-5210